May 21, 2003

NEWS RELEASE

FIRST CYPRESS TECHNOLOGIES, INC. APPOINTS CHIEF FINANCIAL OFFICER AND INTRODUCES ADVISORY BOARD

First Cypress Technologies, Inc. (OTCBB: FCYP) (the "Company") is pleased to announce the appointment of Mr. Harvey Lalach as Director and Chief Financial Officer. Mr. Lalach has been active in both the Canadian and U.S. markets for over 16 years. During the past few years, Mr. Lalach has been actively involved in diamond exploration in central and eastern Canada. Currently, he serves as a Director and President of Assure Energy Inc. (OTCBB: ASUR), a dynamic Calgary based oil company, and Director and Vice President of InstaPay Systems Corp. (OTCBB: IPYS), an online payment service for the financial services industry. Previously, Mr. Lalach has served as Director and Officer in a variety of OTCBB (Over-the-counter Bulletin Board) and TSX (Toronto Venture Exchange) companies in both resource and technology disciplines. Mr. Lalach will be instrumental in the efforts of the Company to actively enter the diamond exploration rush in Canada. Mr. Lalach brings a strong commitment of corporate excellence and expertise to the board of directors of the Company.

The Company is also pleased to announce the following individuals to its newly formed Advisory Board to assist in identifying, evaluating and advising ongoing management of its exploration activities:

Gordon Turner, BSc., P.Geo.(BC) - Mr. Turner has been actively involved in the exploration of both base and precious metals, and oil and gas deposits for the past 24 years. Mr. Turner's areas of exploration have taken him from the extraction of placer gold deposits in the Indian River gravel deposits in the Yukon to the extensive oil and gas exploration and exploitation in Western Canada and the Williston Sedimentary Basins for EOG Resources Ltd. (NYSE: EOG), where he was the Vice President of Exploration. Most recently, Mr. Turner successfully lead a junior oil and gas company, Sunfire Energy (TSX: SFE.A), from 100 BOEPD (Barrels of Oil Equivalent Per Day) to over 1800 BOEPD with a drilling success rate over 65%.

Christopher J. Sampson, ARSM, BSc., P.Eng.(BC) - Mr. Sampson has more than 37 years of international mineral exploration experience with both senior and junior mineral companies. Mr. Sampson has worked extensively across North, Central and South America primarily in management positions and served as director and officer to many mining companies. Mr. Sampson was involved in the discovery of several gold deposits including one that became an operating mine in the state of Washington called the Cannon Mine.

Paul Kallock, BSc., P.Geo.(BC) - Mr. Kallock has more than 33 years of mineral exploration experience with both senior and junior mineral companies. Mr.Kallock has worked extensively in North America, Mexico, Southeast Asia and Chile. Mr. Kallock was involved in the discovery of several gold deposits including one that became an operating mine in Chile called the EL Indio Mine.

On behalf of the Board of Directors,

Robert Rosner, President

Tel: (604) 484-2899